Exihibit 10.3

SECURITY AGREEMENT

DATE:	October 29, 2007

PARTIES:	Scanner Technologies Corporation
14505 21st Avenue North, Suite 220
Minneapolis, MN 55447
Organizational Identification Number: NM0509562
	Jurisdiction of Organization: New Mexico	(“Debtor”)

David P. Mork
750 W. Baseline Road #2090
	Tempe, AZ 85283	(“Mork”)

Elwin M. Beaty
13529 Arthur Street
	Minnetonka, MN 55305	(“Beaty”; Mork and Beaty are individually and collectively referred to as “Secured Party”)

AGREEMENTS:

IN CONSIDERATION of one dollar and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         Grant of Security Interest and Collateral. In order to secure payment and performance of each and every debt, liability and obligation of every type and description which Debtor may now or at any time hereafter owe to any Secured Party, whether such debt, liability or obligation now exists or is hereafter created or incurred and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several (all such debts, liabilities and obligations and any amendments, extensions, renewals or replacements thereof are herein collectively referred to as the “Obligations”), Debtor hereby grants Secured Party a security interest (the “Security Interest”) in all of Debtor’s property (the “Collateral”), including without limitation the following:

(a)       Inventory and Goods: All inventory of Debtor, whether now owned or hereafter acquired and wherever located and other tangible personal property held for sale or lease or furnished or to be furnished under contracts of service or consumed in Debtor’s business, and all goods of Debtor, whether now owned or hereafter acquired and wherever located, including without limitation all computer programs embedded in goods, and all other Inventory and Goods, as each such term may be defined in the Uniform Commercial Code as in effect in the state of Minnesota from time to time (the “UCC”), of the Debtor, whether now owned or hereafter acquired;

(b)       Equipment: All equipment of Debtor, whether now owned or hereafter acquired and wherever located, including but not limited to all present and future equipment, machinery, tools, motor vehicles, trade fixtures, furniture, furnishings, office and recordkeeping equipment and all goods for use in Debtor’s business, and all other Equipment (as such term may be defined in the UCC) of the Debtor, whether now owned or hereafter acquired, together with all parts, equipment and attachments relating to any of the foregoing;

(c)       Accounts, Contract Rights and Other Rights to Payment: Each and every right of Debtor to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease, license, assignment or other disposition of goods or other property by Debtor, out of a rendering of services by Debtor, out of a loan by Debtor, out of the overpayment of taxes or other liabilities of Debtor, or otherwise arises under any contract or agreement, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) which Debtor may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any of the property of such account debtor or other obligor; all including but not limited to all present and future debt instruments, chattel papers, accounts, license fees, contract rights, loans and obligations receivable and tax refunds, and all other Accounts (as such term may be defined in the UCC) of the Debtor, whether now owned or hereafter acquired;

(d)       Instruments: All instruments, chattel paper, letters of credit or other documents of Debtor, whether now owned or hereafter acquired, including but not limited to promissory notes, drafts, bills of exchange and trade acceptances; all rights and interests of Debtor, whether now existing or hereafter created or arising, under leases, licenses or other contracts, and all other Instruments (as such term may be defined in the UCC) of the Debtor, whether now owned or hereafter acquired;

(e)       Deposit Accounts and Investment Property: All right, title and interest of Debtor in all deposit and investment accounts maintained with any bank, savings and loan association, broker, brokerage, or any other financial institution, together with all monies and other property deposited or held therein, including, without limitation, any checking account, savings account, escrow account, savings certificate and margin account, and all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts, and commodity accounts, and all other Deposit Accounts and Investment Property (as each such term may be defined in the UCC) of the Debtor, whether now owned or hereafter acquired;

(f)        General Intangibles: All general intangibles of Debtor, whether now owned or hereafter acquired, including, but not limited to, applications for patents, patents, copyrights, trademarks, trade secrets, good will, tradenames, customer lists, permits and franchises, software, and the right to use Debtor’s name, and any and all membership interests, governance rights, and financial rights in each and every limited liability company, and all payment intangibles, and all other General Intangibles (as such term may be defined in the UCC) of the Debtor, whether now owned or hereafter acquired;

(g)       Chattel Paper: All Chattel Paper (as such term may be defined in the UCC) of the Debtor, whether tangible or electronic, and whether now owned or hereafter acquired; and

(h)       Documents, Embedded Software, Etc.: All of Debtor’s rights in promissory notes, documents, embedded software, letter of credit rights and supporting obligations (and security interests and liens securing them) (as any such term may be defined in the UCC) whether now owned or hereafter acquired;

together with all substitutions and replacements for and products of any of the foregoing property and proceeds of any and all of the foregoing property and, in the case of all tangible Collateral, together with (i) all accessories, attachments, parts, equipment, accessions, repairs and embedded software, now or hereafter attached or affixed to or used in connection with any such goods, (ii) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods, and (iii) all books and records of Debtor.

2.         Representations, Warranties and Agreements. Debtor represents, warrants and agrees that:

(a)       Debtor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction shown at the beginning of this Agreement. This Security Agreement has been duly and validly authorized by all necessary corporate action. Debtor has full power and authority to execute this Agreement, to perform Debtor’s obligations hereunder and to subject the Collateral to the Security Interest. Debtor’s organizational identification number is the number shown at the beginning of this Agreement.

(b)       The Collateral will be used primarily for business purposes.

(c)       Debtor’s chief place of business is located at the address shown at the beginning of this Agreement. Debtor’s records concerning its accounts and contract rights are kept at such address. The Collateral is located at such address. Debtor will give at least 30 days’ advance written notice to Secured Party of any change in Debtor’s jurisdiction of organization or chief place of business and any change in or addition of any Collateral location or Debtor’s name.

(d)       Except as otherwise provided in another contract or instrument evidencing the Obligations (the “Obligation Documents”), Debtor has (or will have at the time Debtor acquires rights in Collateral hereafter arising) and will maintain absolute title to each item of Collateral free and clear of all security interests, liens and encumbrances, and will defend the Collateral against all claims or demands of all persons other than Secured Party.

(e)       Except as otherwise provided in the Obligation Documents, Debtor will not sell or otherwise transfer or dispose of the Collateral or any interest therein.

(f)        Debtor will keep all tangible Collateral in reasonably good repair, working order and condition, normal depreciation excepted, and will, from time to time, replace any worn, broken or defective parts thereof.

(g)       Except as otherwise provided in the Obligation Documents, Debtor will promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest.

(h)       Debtor will promptly notify Secured Party of any material loss of or damage to any Collateral.

(i)        Debtor will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, and such other risks as required pursuant to the terms of the Obligation Documents.

(j)        Debtor hereby authorizes the filing of such financing statements as Secured Party may deem necessary or useful to be filed in order to perfect the Security Interest and, if any Collateral is covered by a certificate of title, Debtor will from time to time deliver such certificates of title and execute such documents and as may be required to have the Security Interest properly noted on a certificate of title.

(k)       Debtor will pay when due or reimburse Secured Party on demand for all reasonable costs of collection of any of the Obligations and all other reasonable out-of-pocket expenses (including in each case all reasonable attorneys’ fees) incurred by Secured Party in connection with the satisfaction or enforcement of the Security Interest or the execution or enforcement of this Agreement or any or all of the Obligations.

(l)        Debtor will take all such actions as Secured Party may reasonably request to permit the Secured Party to establish and perfect the Security Interest in all jurisdictions Secured Party deems necessary. Without in any way limiting the generality of the foregoing, Debtor will execute, deliver or endorse any and all instruments, documents, assignments, security agreements and other agreements and writings which Secured Party may at any time reasonably request in order to secure, protect, perfect or enforce the Security Interest and Secured Party’s rights under this Agreement.

If Debtor at any time fails to perform or observe any of the foregoing agreements, Secured Party may (but need not) perform or observe such agreement on behalf and in the name, place and stead of Debtor (or, at Secured Party’s option, in Secured Party’s own name) and may (but need not) take any and all other actions which Secured Party may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens, or encumbrances, the performance of obligations under contracts or agreements with account debtors or other obligors, the procurement and maintenance of insurance, the execution of financing statements, the endorsement of instruments, and the procurement of repairs, transportation or insurance); and, except to the extent that the effect of such payment would be to render any loan or forbearance of money usurious or otherwise illegal under any applicable law, Debtor shall thereupon pay Secured Party on demand all amounts expended (including attorneys’ fees) by Secured Party in connection with or as a result of Secured Party’s performing or observing such agreements or taking such actions, together with interest thereon from the date expended or incurred by Secured Party at the highest rate then applicable to any of the Obligations. To facilitate the performance or observance by Secured Party of such agreements of Debtor, Debtor hereby irrevocably appoints (which appointment is coupled with an interest) Secured Party, or its delegate, as the attorney-in-fact of Debtor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of Debtor, any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Debtor under this Section 2, provided that any power of attorney granted hereunder shall be effective only from and after the occurrence, and during the continuance of, an Event of Default.

3.         Events of Default. The occurrence of any of the following shall, at the option of the Secured Party, be an Event of Default:

(a)       Debtor shall fail to make when due, whether by acceleration or otherwise, any payment of any of the Obligations;

(b)       Debtor shall fail to comply with any agreement, covenant, condition, provision or term contained in this Agreement or any other Obligation Document;

(c)       Any representation or warranty made by the Debtor in any Obligation Documents or in any certificate, statement, report or other writing furnished by or on behalf of the Debtor to the Secured Party pursuant to the Obligation Documents, shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified; or

(d)       An Act of Bankruptcy shall occur with respect to the Debtor (as used herein, “Act of Bankruptcy” shall mean if (i) the Debtor shall (1) be or become insolvent, or (2) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of the person or of all or a substantial part of the person’s property, or (3) commence a voluntary case under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding under the laws of any jurisdiction, or (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or (5) admit in writing its inability to pay its debts as they mature, or (6) make an assignment for the benefit of its creditors; or (ii) a proceeding or case shall be commenced, without the application or consent of the Debtor, and which is not dismissed within 60 days after such commencement, in any court of competent jurisdiction, seeking (1) the liquidation, reorganization, dissolution, winding up or the composition or adjustment of debts of the Debtor, (2) the appointment of a trustee, receiver, custodian or liquidator or the like of the person or of all or any substantial part of the Debtor’s property, or (3) similar relief in respect of the Debtor under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts).

4.         Remedies upon Event of Default. If (i) any Event of Default described in paragraph (d) in the Events of Default section above shall occur, all Obligations shall automatically become immediately due and payable; or (ii) any other Event of Default shall occur and at any time thereafter, then Secured Party may exercise any one or more of the following rights and remedies:

(a)       declare all Obligations to be immediately due and payable, which shall then be immediately due and payable, without presentment or other notice or demand;

(b)       exercise and enforce any or all rights and remedies available upon default to a secured party under the Uniform Commercial Code; or

(c)       exercise or enforce any or all other rights or remedies available to Secured Party by law or agreement against the Collateral, including specifically the right to use the Collateral, against Debtor or against any other person or property.

All rights and remedies of Secured Party shall be cumulative and may be exercised singularly or concurrently, at Secured Party’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

5.         Amendment; Waivers. This Agreement can be waived, modified or amended only explicitly in a writing signed by Secured Party and Debtor. A waiver shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of Secured Party’s rights or remedies. Upon payment in full of the Obligations and the expiration of any obligation, if any, of the Secured Party to extend credit accommodations to the Grantor, the security interest granted hereby shall terminate.

6.         Notices. All notices to be given to Debtor shall be deemed sufficiently given if mailed by registered or certified mail, postage prepaid, or delivered to Debtor at Debtor’s address set forth above or at the most recent address shown on Secured Party’s records.

7.         Miscellaneous. Secured Party’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if Secured Party exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and Secured Party need not otherwise preserve, protect, insure or care for any Collateral. Secured Party shall not be obligated to preserve any rights Debtor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application. This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective representatives, successors and assigns and shall take effect when signed by Debtor and delivered to Secured Party, and Debtor waives notice of Secured Party’s acceptance hereof. Except where New Mexico law mandatorily applies, this Agreement shall be governed by the internal laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof.

8.         Intercreditor Matters. Notwithstanding anything to the contrary contained herein or in any Obligation Document (collectively, the “Agreements”), all proceeds of any sale, license, disposition or other realization upon the Collateral (the “Collateral Proceeds”) shall be applied in the following order of priorities:

(a)       First, to the payment in full of all obligations owing to each Secured Party under the Agreements, whether due or not, and all accrued and unpaid interest thereon, ratably (according to the proportion of (i) the amount of obligations owed to a Secured Party under the Agreements to (ii) the aggregate amounts of obligations owed to all of the Secured Parties under the Agreements) and in pari passu; and

(b)       Second, to pay to such other parties as their interests may appear, or to the Debtor or the Debtor’s representatives or as a court of competent jurisdiction may direct, any surplus then remaining from such payments.

Notwithstanding the date, manner or order of attachment or perfection of any security interest and regardless of any priority otherwise available by law or by agreement, each Secured Party agrees that such Secured Party’s security interest in the Collateral shall be governed by the provisions and priorities of this Section 8 and that all of such Secured Party’s rights and benefits hereunder shall be shared ratably as provided in this Section 8. Each Secured Party agrees not to accept any Collateral Proceeds from the Debtor, any other Secured Party, or anyone else other than as provided by this Security Agreement. Each Secured Party agrees not to take any action to collect on the Obligations or take any action as to the Collateral other than as provided in this Security Agreement. Pending reimbursement by Debtor pursuant to the Agreements or if Debtor shall fail to reimburse any Secured Party pursuant to any of the Agreements, each Secured Party shall share all costs and expenses incurred by the Secured Party in connection with the documentation of each of the Obligations and the collection and enforcement of each of the Agreements and this Security Agreement ratably (according to the proportion of (i) the amount of obligations owed to a Secured Party under the Agreements to (ii) the aggregate amounts of obligations owed to the Secured Party under the Agreements) and in pari passu. No Secured Party shall be obligated to marshal any assets of the Debtor or any other person in which it has a lien or security interest before enforcing its rights against any of the Collateral.

(The signature page follows.)

THE PARTIES have executed this Security Agreement the day and year first above written.

Secured Party:	/s/ David P. Mork
David P. Mork

/s/ Elwin M. Beaty
Elwin M. Beaty

Debtor:	SCANNER TECHNOLOGIES CORPORATION

	By	/s/ Elwin M. Beaty
	Its	Chief Executive Officer